EXHIBIT 12.1

School Specialty, Inc.

Ratio of Earnings to Fixed Charges

(Dollars in Thousands)

	Nine Months Ended January 26, 2008	2007	2006	Fiscal Year (1) 2005	2004	2003
Earnings
Income before income taxes - Continuing operations	$96,049	$65,693	$30,829	$70,529	$65,397	$62,821
Discontinued operations	(3,058)	(34,438)	(29,572)	(205)	1,315	3,216

Subtotal	92,991	31,255	1,257	70,324	66,712	66,037
Plus:
Fixed charges	17,376	25,631	22,776	16,301	21,100	20,840
Amortization of capitalized interest	38	36	49	48	48	48
Less interest capitalized during period	(285)	(336)	—	—	—	—

	$110,120	$56,586	$24,082	$86,673	$87,860	$86,925

Fixed Charges
Interest (expensed or capitalized)	$13,626	$21,149	$17,951	$11,623	$16,564	$16,042
Estimated portion of rent expense representative of interest	2,281	3,117	3,511	3,291	2,797	2,675
Amortization of deferred financing fees	1,469	1,365	1,314	1,387	1,739	2,123

	$17,376	$25,631	$22,776	$16,301	$21,100	$20,840

Ratio of earnings to fixed charges	6.3	2.2	1.1	5.3	4.2	4.2

(1)	All fiscal years presented were 52 weeks, except for fiscal 2005, which had 53 weeks.